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                                                                    Exhibit 99.2

H-QUOTIENT, INC., REVISES RECORD ANNUAL EARNINGS UPWARD
Wednesday May 28, 9:29 am ET

VIENNA, Va.--(BUSINESS WIRE)--May 28, 2003--H-Quotient, Inc., (OTC Bulletin Board:HQNT - News) audited annual earnings for the year ending December 31, 2002, have been revised upward due to a review of revenue allocation.

The Company earned $.06 per share exclusive of unrealized losses in securities compared with $.02 per share for 2001. Income from operations was also $.06 per share. Revenue increased to $2,677,315 in 2002 compared with $746,462 in 2001. Operating expenses for 2002 and 2001 were $1,131,326 and $1,191,148 respectively.

The Company's net worth has grown to $7,360,474, and this amount includes software at an amortized value of $82,171. The actual market value of this software - the Company's primary asset -- is substantially higher. Total liabilities have fallen to $425,337.

President and CEO Douglas Cohn said, "The Company's strong earnings and high net worth have placed us in an excellent position to execute our business plan."

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

For more information visit the H-Quotient web site at www.hquotient.com.
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Contact:

     H-Quotient, Inc.
     Kathryn Kennard, 703/821-3434

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